EXHIBIT 10.1

COMPLETE AND PERMANENT RELEASE AND RESIGNATION AGREEMENT

Allan J. Klotsche (“Mr. Klotsche”) and Brady Corporation (“the Company”) hereby enter into this Complete and Permanent Release and Resignation Agreement to resolve all matters relating to Mr. Klotsche’s employment with and resignation from the Company. Mr. Klotsche and the Company hereby agree as follows:

1.    Resignation.

Effective November 20, 2013, pursuant to the action of the Board of Directors of the Company, Mr. Klotsche's term as Senior Vice President--Human Resources of the Company expired and Mr. Klotsche resigned from any and all officer and director positions which he held with subsidiaries or affiliates of the Company (the “Effective Date”). Effective 12:01 a.m. on January 7, 2014 (CDT) (the “Separation Date”), Mr. Klotsche hereby agrees to resign from employment with the Company. From the Effective Date to the Separation Date, Mr. Klotsche will remain employed by the Company and receive his current salary and fringe benefits. During that time, Mr. Klotsche will be available to consult with respect to human resource and other issues as requested by the Company. The Separation Date shall be deemed to be the “Qualifying Event” for insurance continuation and benefit plan purposes under state and federal law. As of the Effective Date, Mr. Klotsche shall no longer be entitled to participate in any and all Equity Agreements with Brady Corporation, except as described in this Agreement.

2.    Retirement Plan; Equity Agreements.

All of Mr. Klotsche’s balances, including Company stock, within any Company retirement plan will be paid out in accordance with the provisions of each plan and Mr. Klotsche’s instructions under such plans. In addition, Mr. Klotsche shall have all of his preexisting rights with respect to stock options and restricted stock in accordance with the equity plans and granting agreements governing such equity. Following the Effective Date, Mr. Klotsche will be provided with a summary of outstanding grants and post-termination exercise periods under those equity agreements.

3.    Severance Pay.

In addition to the foregoing, and assuming Mr. Klotsche accepts and does not revoke this Agreement, Mr. Klotsche will be provided severance payments in the gross amount of $321,500, less required withholding, payable over the one year period following the Separation Date in accordance with the Company’s normal payroll practices, with the first such payment to be made on the first pay date occurring after the Separation Date or, only to the extent required by Section 409A, on the six-month anniversary of the Separation Date. Each severance installment payable under this Section 3 shall constitute a separate "payment" within the meaning of Treasury Regulation Section 1.409A-2(b)(2).

Mr. Klotsche will also be provided health insurance benefits from the Effective Date to the Separation Date. Mr. Klotsche’s resignation is a qualifying event under the provisions of the Consolidated Reconciliation Act of 1985 (COBRA), and Mr. Klotsche will have the right to continue his group medical, dental or vision coverage for up to 18 months. The Company will continue to pay the Company portion of Mr. Klotsche’s premium for 6 months following the Separation Date, provided that Mr. Klotsche continues his medical coverage by paying the employee portion of the medical premium Mr. Klotsche will also be provided prorated Company retirement plan contributions from the Effective Date to the Separation Date, the option to purchase his Company vehicle for 80% of its assessed value as of the Separation Date, and the right to retain his Company computer/cell phone/iPad fully wiped of all Company-related data and information.

4.    Adequate Consideration.

Mr. Klotsche acknowledges that the Company is under no pre-existing obligation to pay him any of the severance payments or benefits described in paragraph 3 above, that no amounts are due and owing Mr. Klotsche other than vested benefits to which he is otherwise entitled (“vested benefits”), and that the foregoing benefits are adequate consideration for Mr. Klotsche’s commitments in this Agreement. The parties agree that the foregoing constitute all of the payments and benefits to be provided to Mr. Klotsche under this Agreement, and that they are in full settlement of all payments and benefits, including but not limited to, claims for wages, vacation pay, sick pay, bonuses, commissions, relocation costs, severance payments, stock options, or any other compensation.

5.    Release Of All Claims.

In consideration of the payments and benefits described above, and to the fullest extent allowed by law, Mr. Klotsche, for himself, his spouse, heirs, successors and assigns, hereby releases and forever discharges the Company, its owners, parents, successors, affiliates, directors, officers, employees and all other representatives, from any and all charges, claims, suits and expenses (including attorneys’ fees and costs), whether known or unknown, including, but not limited to, claims of age or other discrimination, breach of contract, wrongful discharge, constructive discharge, claims under the Wisconsin Fair Employment Act, § 111.31, et seq. Wis. Stats.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq.; the common law of Wisconsin, or any other federal, state or local law relating to employment. This release includes any and all matters in connection with or relating in any way to Mr. Klotsche’s employment with the Company and his resignation from the Company, provided, however, that nothing herein shall release, diminish, or otherwise affect Mr. Klotsche’s vested benefits. Notwithstanding the foregoing, this release excludes any claims: (a) to enforce the terms of this Agreement; (b) arising from facts, circumstances or events occurring after the Separation Date; or (c) for rights to indemnification Mr. Klotsche may have pursuant to the Company's Bylaws, Articles of Incorporation or applicable laws.

6.    Non-Admission.

Mr. Klotsche and the Company agree that this Complete and Permanent Release and Resignation Agreement shall not constitute an admission by the Company that it has acted wrongfully with respect to Mr. Klotsche or that it has discriminated against him or against any other individual.

7.    Confidential Agreement.

Except as permitted below, Mr. Klotsche hereby agrees to keep the terms of this Complete and Permanent Release and Resignation Agreement confidential, and he agrees that he shall neither directly nor indirectly disclose the terms of this Agreement to any other person or entity except to his attorneys, tax preparers or financial advisors, and immediate family members, but only on the condition that they agree to abide by the terms of this confidentiality clause, unless compelled by law or until such time as it has been publicly disclosed by the Company.

8.    Mutual Non-Disparagement.

Mr. Klotsche agrees that at no time will he make disparaging remarks about the Company, its officers, directors, or employees, its products or practices including, but not limited to, its personnel practices. For its part, the Company agrees that its Officers and Directors shall not make disparaging remarks about Mr. Klotsche.

9.    Confidentiality, Non-Solicitation and Non-Compete.
Mr. Klotsche and the Company specifically agree that the payments under paragraph 3 above shall be deemed to fully satisfy any obligation the Company may have to provide salary payments to Mr. Klotsche under any Confidential Information or Non-Compete Agreement he may have signed. All Confidentiality, Non-Solicitation and Non-Compete restrictions and responsibilities to which Mr. Klotsche will be subject after execution of this Agreement are set forth in this Paragraph 9. In addition, and as further consideration for this Agreement, Mr. Klotsche agrees to, understands and acknowledges the following:

(a)    During Mr. Klotsche’s employment with the Company, he was provided with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. Mr. Klotsche agrees that all Confidential Information is and shall remain the sole and absolute     property of the Company. Upon the Separation Date, Mr. Klotsche shall immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. Mr. Klotsche further agrees that, without the written approval of the Board of Directors of the Company, he will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company. Mr.     Klotsche agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,

(i)    information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;
(ii)    inventions, designs, methods, discoveries, works of authorship,             creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;
(iii)    the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials,             including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;
(iv)    the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and     other industrial property, including such information in incomplete stages of design or research and development; and

(v)
other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company protects as being confidential.

(b)    Mr. Klotsche further agrees that, without the written approval of the Board of Directors of the Company, he shall not engage in any of the conduct described in subsection (i) below, either directly or indirectly, or         as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm,         partnership or corporation:
(i)    For a period of 12 months following the Separation Date, Mr. Klotsche will not:
(A) perform duties as or for a Competitor that are the same as or similar to the duties performed by him for the Company at any time during his employment with Company; or
(B) participate in the inducement of or otherwise encourage Company employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or     relationship they have or had with Company during any part of the 24 month period preceding the Separation Date.
For purposes of this Agreement, a Competitor shall mean any corporation, person, firm or organization (or division or part thereof) engaged in or about to become engaged in research and development work on, or the production and/or sale of, any product or service anywhere in the world which is directly competitive with a product or service of the Company.

(c)
Mr. Klotsche acknowledges and agrees that compliance with this paragraph 9 is necessary to protect the Company, and that a breach of any portion of this paragraph 9 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this paragraph 9, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this paragraph 9, or to enjoin Mr. Klotsche from performing services in breach of paragraph 9(b) during the term of employment and for a period of 12 months following the Separation Date. Mr. Klotsche hereby agrees to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(d)	Mr. Klotsche further agrees that, in the event of a breach of this paragraph 9, the Company shall also be entitled to recover the value of any amounts previously paid or payable under this Agreement.

(e)	MR. KLOTSCHE HAS READ THIS PARAGRAPH 9 AND AGREES THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS

CONFIDENTIAL AND PROPRIETARY INFORMATION, THE FOREGOING RESTRICTIONS ON HIS ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.
10.    Assignment

If Mr. Klotsche should die while any amounts are still payable to him pursuant to this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Mr. Klotsche's devisee, legatee, or other designee, or if there be no such designee, to his estate.

11.    Section 409A

The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Mr. Klotsche or the Company believes, at any time, that any payment pursuant to this Agreement is subject to taxation under Section 409A of the Code, then (i) it shall advise the other and (ii) to the extent such correction is possible to avoid taxation under Section 409A without any material diminution in the value of the payments or benefits to Mr. Klotsche, the Company and Mr. Klotsche shall reasonably cooperate in good faith to take such steps as necessary, including amending (and, as required, consenting to the amendment of) the terms of any plan or program under which such payments are to be made, in the least restrictive manner necessary in order to comply with the provisions of Section 409A and the Section 409A Regulations in order to avoid taxation under Section 409A.

Notwithstanding anything contained herein to the contrary, if at Mr. Klotsche’s separation from service, (a) he is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six months following the separation from service.

12.    Entire Agreement.

This Complete and Permanent Release and Resignation Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between Mr. Klotsche and the Company. Mr. Klotsche acknowledges that he is hereby advised to seek legal counsel before signing this Agreement, that he has twenty-one (21) days to consider this Agreement, that upon his acceptance he has seven (7) days to revoke his acceptance, and that this Agreement will not become effective until that seven (7) day period has expired. Mr. Klotsche agrees that he has read, understands and voluntarily accepts its terms.

November 20, 2013                        /s/ Allan J. Klotsche
Date                                Allan J. Klotsche

BRADY CORPORATION

November 20, 2013                 By: /s/ Thomas J. Felmer
Date                                Its Authorized Representative